TRANSGLOBE ENERGY CORPORATION ANNOUNCES AGM VOTING RESULTS

AND CONFIRMATION OF BOARD CHANGES

AIM & TSX:  “TGL” & NASDAQ:  “TGA”

Calgary, Alberta, May 14, 2020 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces its AGM voting results.

Report in Respect of Voting Results Pursuant to Section 11.3 of

National Instrument 51-102 – Continuous Disclosure Obligations

The following sets forth a brief description of each matter voted upon at the annual general and special meeting (the "Meeting") of the holders of common shares of TransGlobe Energy Corporation ("TransGlobe" or the "Company") held on May 13, 2020 and the outcome of the vote:

Description of Matter	Outcome of Vote	Votes For (ballots only)	Votes Against or Withheld (ballots only)
1.Ordinary resolution fixing the number of directors of TransGlobe to be elected at the Meeting at seven (7).	Approved	23,508,664 79.02%	6,243,177 20.98%

2.Ordinary resolution electing the following nominees to serve as directors of TransGlobe for the ensuing year, or until their successors are duly elected or appointed, as more particularly described in the information circular of TransGlobe dated March 27, 2020 (the "Information Circular"):

David B. Cook	Approved	20,947,677 70.41%	8,803,539 29.59%
Randall C. Neely		24,145,233 81.16%	5,605,983 18.84%
Carol Bell		21,214,672 71.31%	8,537,169 28.69%
Ross G. Clarkson		24,892,978 83.67%	4,858,238 16.33%
Edward D. LaFehr		24,348,135 81.84%	5,403,706 18.16%

Description of Matter	Outcome of Vote	Votes For (ballots only)	Votes Against or Withheld (ballots only)
Timothy R. Marchant	24,270,760 81.58%	5,481,081 18.42%
Steven W. Sinclair		21,677,952 72.86%	8,073,889 27.14%
3.Ordinary resolution appointing Deloitte LLP, Chartered Accountants, as auditors of TransGlobe for the ensuing year and to authorize the directors of TransGlobe to fix their remuneration as such.	Approved	Show of hands	Show of hands

4. Advisory resolution accepting the Company's approach to executive compensation, as described in the Information Circular.	Approved	23,142,128 77.78%	6,609,713 22.22%

5.Ordinary resolution confirming amendments to the Company’s Advance Notice By-Laws as described in the Information Circular.	Approved	27,000,768 90.75%	2,751,074 9.25%

Following the Meeting, TransGlobe’s Committees of the Board of Directors will be constituted as follows:

RHSES Committee	Audit Committee	CHR&G Committee
Edward LaFehr – Chair	Steven Sinclair – Chair	Carol Bell – Chair
Ross Clarkson	Carol Bell	Timothy Marchant
Timothy Marchant	Edward LaFehr	Steven Sinclair

RHSES: Reserves, Health, Safety, Environment and Social Responsibility Committee

CHR&G: Compensation, Human Resources and Governance Committee

Shareholder Outreach

Our Board of Directors and Compensation, Human Resources and Governance Committee is committed to engaging with shareholders and incorporating their feedback into our governance and planning processes.  In advance of the AGM, the Board (Mr. Cook and Dr. Bell) reached out to several of the Company’s largest shareholders to discuss key elements of Board governance, including strategy and compensation.  The Board is very grateful to the institutions that agreed to speak with them and for the valuable and constructive feedback received during these conversations which informed the Board’s discussions over long-term incentive grants. The Board has agreed to decrease the level of these grants for 2020, both to the Executive and Board members, by 35%.  This decrease is in addition to the previously announced voluntary reduction of both Executive salaries and Director retainers.  The Company remains committed to being transparent with and accountable to our investors and look forward to further engagement with shareholders. Dr. Carol Bell or Mr. David Cook can be reached at boardofdirectors@trans-globe.com.

Director Retirement

Ms. Susan MacKenzie chose not to stand for re-election, retiring effective May 12, 2020.  The Board and the Executive wish to thank Ms. MacKenzie for her invaluable service over the past six years and wish her the best in her future pursuits.

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For further information, please contact:
TransGlobe Energy	Via FTI Consulting
Randy Neely, President and Chief Executive Officer
Eddie Ok, Chief Financial Officer

Canaccord Genuity (Nomad & Sole Broker)	+44 (0) 20 7523 8000
Henry Fitzgerald-O'Connor
James Asensio

FTI Consulting (Financial PR)	+44 (0) 20 3727 1000
Ben Brewerton	transglobeenergy@fticonsulting.com
Genevieve Ryan

Tailwind Associates (Investor Relations)
Darren Engels	darren@tailwindassociates.ca http://www.tailwindassociates.ca +1 403.618.8035 investor.relations@trans-globe.com http://www.trans-globe.com +1 403.264.9888